Exhibit 99.1

COST PLUS, INC. ANNOUNCES 29% INCREASE IN FIRST QUARTER NET INCOME TO $0.15 PER DILUTED SHARE

Oakland, CA – May 20, 2004 – Cost Plus, Inc. (NASDAQ: CPWM) announced today record financial results for its fiscal first quarter ended May 1, 2004.

Earnings per diluted share for the first quarter of fiscal 2004 were $0.15 compared to $0.12 for the first quarter of the prior year. Net income of $3.3 million for this year’s first quarter represents a 29% increase over last year’s net income of $2.6 million.

Net sales for the first quarter of 2004 were $185.7 million, a 16.6% increase over fiscal 2003 net sales of $159.2 million. Same store sales increased 3.4% on top of last year’s 3.0% increase.

Murray Dashe, Chairman, President and CEO, stated, “We achieved sales increases in both the home furnishings and consumables products portions of the business. With tight control over operating expenses we were in a position during the quarter to elect to take additional markdowns in order to assure clean inventories in our stores as we move into the summer selling season and maintain the sales momentum of certain high growth categories. Business thus far in the second quarter is consistent with our guidance for an increase in comparable store sales of between 3.0% and 4.0%.”

During the quarter, the Company opened eight stores as planned and two more than in the prior year first quarter.

Earnings guidance for the second quarter of fiscal 2004 is estimated to be in the range of $0.14 to $0.15 per diluted share and is predicated on the following major assumptions:

•	Nine new stores opened vs. seven stores opened in the second quarter last year. One of the new stores is a replacement for an existing store that will close.
•	Same-store sales up between 3.0% and 4.0% on top of a 3.4% increase in the prior year.
•	Total sales up between $188 million and $190 million vs. $159.8 million in the prior year.
•	Gross profit rate between 34.0% and 34.1% vs. 34.4% in the prior year.
•	SG&A rate between 29.9% and 30.2% vs. 30.3% in the prior year.
•	Pre-tax income between $4.9 million and $5.4 million vs. $4.6 million in the prior year.
•	An effective income tax rate of 38% in the current year vs. 37% in the prior year.
•	Net income between $3.0 million and $3.4 million versus $2.9 million in the prior year.
•	Weighted average shares outstanding estimated at 22.5 million for the quarter vs. 22.3 million last year.

The Company confirmed its earnings per share guidance for fiscal 2004 at $1.78 per diluted share based upon a comparable store sales increase of approximately 4.0%.

The Company’s first quarter earnings conference call will be today at 8:00 a.m. P.D.T. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 247-8503 or (212) 676-5241. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21193963, from 10:00 a.m. P.D.T. Thursday to 10:00 a.m. P.D.T. on Friday, May 21. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home furnishings and entertaining products. As of May 20, 2004, the Company operated 218 stores in 26 states compared to 184 stores in 23 states at the same time last year.

The above statements relating to anticipated second quarter and fiscal 2004 financial results are “forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: continued benefits from infrastructure improvements; changes in economic conditions that affect consumer spending; international conflicts; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; further terrorist attacks and our nation’s response thereto and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	First Quarter Ended
	May 1, 2004		May 3, 2003
Net sales	$185,703	100.0%	$159,218	100.0%
Cost of sales and occupancy	123,216	66.4	104,792	65.8
Gross profit	62,487	33.6	54,426	34.2
Selling, general and administrative expenses	54,863	29.5	48,610	30.5
Store preopening expenses	1,485	0.8	1,064	0.7
Income from operations	6,139	3.3	4,752	3.0
Net interest expense	822	0.4	684	0.4
Income before income taxes	5,317	2.9	4,068	2.6
Income taxes	2,020	1.1	1,505	1.0
Net income	$3,297	1.8%	$2,563	1.6%
Net income per share—diluted	$0.15		$0.12
Weighted average shares outstanding—diluted	22,556		21,731
New stores opened	8		6

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	May 1, 2004	May 3, 2003
ASSETS
Current assets:
Cash and cash equivalents	$14,668	$23,877
Short-term investments	1,004	—
Merchandise inventories	220,210	177,153
Other current assets	17,768	17,489
Total current assets	253,650	218,519
Property and equipment, net	122,671	119,399
Goodwill	4,178	4,178
Other assets	6,783	8,419
Total assets	$387,282	$350,515

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,945	$51,355
Income taxes payable	236	1,381
Accrued compensation	7,717	7,843
Other current liabilities	19,124	15,995
Total current liabilities	64,022	76,574
Capital lease obligations	35,695	37,533
Other long-term obligations	16,010	12,067
Shareholders’ equity:
Common stock	219	214
Additional paid-in capital	156,066	136,103
Retained earnings	115,270	88,024
Total shareholders’ equity	271,555	224,341
Total liabilities and shareholders’ equity	$387,282	$350,515

Contact:

Murray Dashe

(510) 893-7300

or

John Luttrell

(510) 808-9119

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